Exhibit 99.1

Allison Transmission, Inc.
Indianapolis, IN

For Immediate Release

Allison Transmission Announces Fourth Quarter and Full Year 2012 Results

Fourth Quarter 2012:

•	Net Sales $487 million, Adjusted EBITDA $132 million and Adjusted Free Cash Flow $82 million

Full Year 2012:

•	Net Sales $2,142 million, Adjusted EBITDA $705 million and Adjusted Free Cash Flow $402 million

Indianapolis, IN, February 19, 2013 – Allison Transmission Holdings, Inc. (NYSE: ALSN), the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles and hybrid-propulsion systems for city buses, today reported net sales for the quarter of $487 million, a 6 percent decrease from the same period in 2011. Net Income for the quarter was $11 million, compared to a net income of $45 million for the same period in 2011, a decrease of $33 million. Adjusted Net Income, a non-GAAP financial measure, for the quarter was $46 million, compared to Adjusted Net Income of $52 million for the same period in 2011, a decrease of $6 million. Diluted earnings per share for the quarter were $0.06.

The decrease in net sales was principally driven by reduced demand for North America Off-Highway transmission products and service parts due to continued weakness in natural gas pricing. Partially offsetting these declines were increased net sales in the Global On-Highway and Outside North America Off-Highway end markets and price increases on certain products. Strength in the Outside North America Off-Highway end market was principally driven by higher demand in the energy and mining sectors.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $132 million, or 27.1 percent of net sales, compared to $156 million for the same period in 2011. Adjusted EBITDA for the quarter included $7 million of costs, excluding the contract signing bonus, to conclude a new five-year labor agreement with the United Automotive, Aerospace, and Agricultural Implement Workers of America (UAW) Local 933 and a $9 million product warranty charge for specific product issues. Adjusted EBITDA for the quarter excludes a $9 million charge for the UAW Local 933 contract signing bonus. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $82 million compared to $30 million for the same period in 2011.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Despite significant declines in the North America energy sector’s hydraulic fracturing market, we continued to demonstrate strong operating margins and cash flow while concluding a new five-year labor agreement with the UAW Local 933. The Global On-Highway end markets were stronger than anticipated despite increased seasonal production downtime taken by many of our customers and somewhat elevated commercial vehicle retail inventory levels. Maintaining our prudent approach to capital structure management we refinanced an additional $300 million of our Senior Secured Credit Facility Term B-1 Loan due in 2014, repaid $95 million of debt and paid a quarterly dividend to our shareholders. Given the continued heightened level of uncertainty in our end markets, we are taking a cautious approach to 2013. Consequently we have implemented several initiatives to proactively align costs and programs across our business with the lack of near-term visibility and confidence in certain of our end markets.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2012 Net Sales ($M)	Q4 2011 Net Sales ($M)	% Variance
North America On-Highway	$188	$175	7%
North America Hybrid-Propulsion Systems for Transit Bus	$32	$27	19%
North America Off-Highway	$17	$70	(76)%
Military	$74	$70	6%
Outside North America On-Highway	$73	$70	4%
Outside North America Off-Highway	$30	$19	58%
Service, Parts, Support Equipment & Other	$73	$85	(14)%
Total	$487	$516	(6)%

Fourth Quarter Highlights

North America On-Highway end market net sales were up 7 percent from the same period in 2011. The year over year increase was principally driven by higher demand for Pupil Transport/Shuttle Series, Motorhome Series and Highway Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were up 19 percent from the same period in 2011 principally due to the timing of orders.

North America Off-Highway end market net sales were down 76 percent from the same period in 2011. The year over year decrease was principally driven by lower demand from hydraulic fracturing applications due to weakness in natural gas pricing.

Military end market net sales were up 6 percent from the same period in 2011 principally due to higher wheeled product requirements for several programs partially offset by lower tracked products demand commensurate with reduced U.S. defense spending.

Outside North America On-Highway end market net sales were up 4 percent from the same period in 2011 reflecting strength in China partially offset by weakness in Latin America while European end markets were flat.

Outside North America Off-Highway end market net sales were up 58 percent from the same period in 2011 principally driven by strength in the energy and mining sectors.

Service Parts, Support Equipment & Other end market net sales were down 14 percent from the same period in 2011. The year over year decrease was principally driven by lower demand for North America Off-Highway and On-Highway service parts partially offset by price increases on certain products.

Gross profit for the quarter was $194 million, a decrease of 13 percent over gross profit of $222 million for the same period in 2011. Gross margin for the quarter was 39.9 percent, a decrease of 320 basis points over a gross margin of 43.1 percent for the same period in 2011. Excluding the costs ($7 million) and charges ($8 million) to conclude a new five-year labor agreement with the UAW Local 933 the gross margin decreased 30 basis points from the same period in 2011.

Selling, general and administrative expenses for the quarter were $112 million, an increase of 2 percent over selling, general and administrative expenses of $110 million for the same period in 2011. The increase was principally driven by a $9 million product warranty charge for specific product issues and a $1 million contract signing bonus charge to conclude a new five-year labor agreement with the UAW Local 933 partially offset by reduced global commercial spending activities.

Engineering – research and development expenses for the quarter were $28 million, an increase of 7 percent over engineering – research and development expenses of $26 million for the same period in 2011. The increase was principally driven by higher product initiatives spending.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $132 million, or 27.1 percent of net sales, compared to $156 million, or 30.3 percent of net sales, for the same period in 2011. The decrease in Adjusted EBITDA was principally driven by decreased net sales, $7 million of costs to conclude a new five-year labor agreement with the UAW Local 933, a $9 million product warranty charge and higher product initiatives spending partially offset by favorable material costs, price increases on certain products and reduced global commercial spending activities.

Adjusted Net Income for the quarter was $46 million compared to $52 million for the same period in 2011. The decrease in Adjusted Net Income was principally driven by decreased Adjusted EBITDA and a $9 million contract signing bonus charge to conclude a new five-year labor agreement with the UAW Local 933 partially offset by decreased cash interest expense as a result of debt refinancing and repayments.

Adjusted Free Cash Flow for the quarter was $82 million compared to $30 million for the same period in 2011. The increase was principally driven by increased net cash provided by operating activities and reduced capital expenditures. The decrease in capital expenditures was principally driven by prior year spending for the India expansion and the timing of investments in productivity and replacement programs partially offset by increased product initiatives spending.

2013 Guidance

Allison expects 2013 net sales to decline in the range of 6 to 8 percent, an Adjusted EBITDA margin in the range of 32 to 34 percent, and an Adjusted Free Cash Flow in the range of $325 to $375 million, or $1.75 to $2.01 per diluted share. Capital expenditures are expected to be in the range of $80 to $90 million, which includes maintenance spending of approximately $60 million. Cash income taxes are expected to be in the range of $15 to $20 million.

Our 2013 net sales guidance reflects a cautious approach given the continued heightened level of uncertainty in our end markets and the lack of near-term visibility and confidence in certain of our end markets. Allison’s 2013 net sales outlook also incorporates an assumed continuation of cyclically low levels of demand in the North America energy sector’s hydraulic fracturing market, the previously considered reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts and lower demand in the North America Hybrid-Propulsion Systems for Transit Bus end market due to municipal spending constraints. Accordingly we assume year over year net sales reductions in the Global Off-Highway, Military and North America Hybrid-Propulsion Systems for Transit Bus end markets partially offset by year over year net sales growth in the Global On-Highway and Service Parts, Support Equipment & Other end markets.

Although we are not providing specific first quarter 2013 guidance, Allison does expect first quarter net sales to be significantly lower than the same period in 2012. The anticipated year over year decline in first quarter net sales is principally driven by considerably lower demand in the North America energy sector’s hydraulic fracturing market, previously considered reductions in Military net sales and weaker Global On-Highway end markets entering 2013. Allison expects that the majority of the full year 2013 net sales reduction implied by the midpoint of our guidance will occur in the first quarter followed by growth in the Global On-Highway end markets for the balance of the year.

Our 2013 Adjusted EBITDA margin guidance incorporates several initiatives to proactively align costs and programs across our business with Allison’s cautious approach to net sales guidance. These cost initiatives also demonstrate our capability and commitment to maintain Adjusted EBITDA margins and Adjusted Free Cash Flow generation while supporting a cyclical recovery in Allison’s core North America On-Highway end market and Outside North America growth plans.

Conference Call and Webcast

The company will host a conference call at 8:30 a.m. Eastern Time on Tuesday, February 19, 2013 to discuss its fourth quarter 2012 results. Dial-in number is 1-719-457-2083 and the U.S. toll-free dial-in number is 1-888-364-3109. Passcode for the call is 4104359. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://ir.allisontransmission.com/.

For those unable to participate in the conference call, a replay will be available from 11:30 a.m. Eastern Time on February 19, 2013 until 11:59 a.m. on February 26, 2013. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. Replay passcode is 4104359.

About Allison Transmission

Allison Transmission is the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. military vehicles and hybrid-propulsion systems for transit buses. Allison transmissions are used in a variety of applications including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (primarily school and transit), motor homes, off-highway vehicles and equipment (primarily energy and mining) and military vehicles (wheeled and tracked). Founded in 1915, the Allison business is headquartered in Indianapolis, Indiana, U.S.A. and employs approximately 2,800 people. Allison has manufacturing facilities and customization centers located in China, The Netherlands, Brazil, India and Hungary. With a global presence, serving customers in North America, Europe, Asia, Australia, South America, and Africa, Allison also has over 1,400 independent distributor and dealer locations worldwide. More information about Allison is available at www.allisontransmission.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; general economic and industry conditions; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; the concentration of our net sales in our top five customers and the loss of any one of these; risks associated with our international operations; brand and reputational risks; our intention to pay dividends; and labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

(317) 242-3078

ir@allisontransmission.com

Media Relations

(317) 242-5000

media@allisontransmission.com

Allison Transmission Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net sales	$487.0	$516.1	$2,141.8	$2,162.8
Cost of sales	292.8	293.7	1,187.5	1,208.3

Gross profit	194.2	222.4	954.3	954.5
Selling, general and administrative expenses	112.0	109.9	419.0	409.1
Engineering - research and development	28.1	26.0	115.1	116.4

Operating income	54.1	86.5	420.2	429.0
Interest expense, net	(35.6)	(33.4)	(151.2)	(217.3)
Other income (expense), net	2.6	(3.3)	(52.8)	(61.1)

Income before income taxes	21.1	49.8	216.2	150.6
Income tax (expense) benefit	(9.9)	(5.3)	298.0	(47.6)

Net income	$11.2	$44.5	$514.2	$103.0

Basic earnings per share attributable to common stockholders	$0.06	$0.25	$2.83	$0.57
Diluted earnings per share attributable to common stockholders	$0.06	$0.24	$2.76	$0.56

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$80.2	$314.0
Accounts receivables - net of allowance for doubtful accounts of $0.9 and $1.3 respectively	165.0	194.7
Inventories	157.1	155.9
Deferred income taxes, net	55.3	3.4
Other current assets	32.7	34.7

Total Current Assets	490.3	702.7
Property, plant and equipment, net	596.2	581.8
Intangible assets, net	3,657.1	3,807.1
Deferred income taxes, net	32.2	0.8
Other non-current assets	90.2	100.2

TOTAL ASSETS	$4,866.0	$5,192.6

LIABILITIES
Current Liabilities
Accounts payable	$133.1	$162.6
Current portion of long term debt	19.5	31.0
Other current liabilities	225.2	256.3

Total Current Liabilities	377.8	449.9
Long term debt	2,801.3	3,345.0
Other non-current liabilities	330.0	576.0

TOTAL LIABILITIES	3,509.1	4,370.9
TOTAL STOCKHOLDERS’ EQUITY	1,356.9	821.7

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,866.0	$5,192.6

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net cash provided by operating activities	$112.1	$71.9	$497.5	$469.2
Net cash used for investing activities	(30.2)	(40.4)	(138.7)	(55.9)
- Additions of long-lived assets	(30.0)	(41.6)	(123.9)	(96.9)
Net cash used for financing activites	(85.2)	(80.6)	(593.5)	(369.9)
Effect of exchange rate changes in cash	1.6	9.3	0.9	18.4

Net (decrease) increase in cash and cash equivelents	(1.7)	(39.8)	(233.8)	61.8
Cash and cash equivalents at beginning of period	81.9	353.8	314.0	252.2

Cash and cash equivalents at end of period	$80.2	$314.0	$80.2	$314.0

Supplemental disclosures:
Interest paid	$46.7	$68.0	$167.3	$208.6
Income taxes paid	$1.7	$0.7	$10.7	$5.8

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in millions, Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income	$11.2	$44.5	$514.2	$103.0
plus:
Interest expense, net	35.6	33.4	151.2	217.3
Cash interest expense	(46.7)	(68.0)	(167.3)	(208.6)
Income tax expense (benefit)	9.9	5.3	(298.0)	47.6
Cash income taxes	(1.7)	(0.7)	(10.7)	(5.8)
Fee to terminate services agreement with the Sponsors (a)	—	—	16.0	—
Initial public offering expenses (b)	—	—	6.1	—
Technology-related investments expense (c)	—	—	14.4	—
Amortization of intangible assets	37.5	37.9	150.0	151.9

Adjusted net income	$45.8	$52.4	$375.9	$305.4
Cash interest expense	46.7	68.0	167.3	208.6
Cash income taxes	1.7	0.7	10.7	5.8
Depreciation of property, plant and equipment	26.5	26.8	102.5	103.8
Loss on repurchases of long-term debt (d)	0.5	4.7	22.1	16.0
Dual power inverter module extended coverage (e)	—	—	9.4	—
UAW Local 933 contract signing bonus (f)	8.8	—	8.8	—
Benefit plan re-measurement (g)	—	—	2.3	—
Unrealized loss (gain) on hedge contracts (h)	0.2	1.7	(0.9)	6.8
Premiums and expenses on tender offer for long-term debt (i)	—	—	—	56.9
Benefit plan adjustment (j)	—	(0.5)	—	(2.5)
Other (k)	1.7	2.4	7.0	11.1

Adjusted EBITDA	$131.9	$156.2	$705.1	$711.9

Adjusted EBITDA excluding technology-related license expenses (l)	$131.9	$156.2	$717.1	$711.9

Net sales	$487.0	$516.1	$2,141.8	$2,162.8
Adjusted EBITDA margin	27.1%	30.3%	32.9%	32.9%

Adjusted EBITDA margin excluding technology-related license expenses (l)	27.1%	30.3%	33.5%	32.9%

Net Cash Provided by Operating Activities	$112.1	$71.9	$497.5	$469.2
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:

Additions of long-lived assets	(30.0)	(41.6)	(123.9)	(96.9)
Fee to terminate services agreement with the Sponsors (a)	—	—	16.0	—
Technology-related license expenses (l)	—	—	12.0	—

Adjusted Free Cash Flow	$82.1	$30.3	$401.6	$372.3

(a)	Represents a one-time payment (recorded in Other income (expense), net) to terminate the services agreement with affiliates of the Carlyle Group and Onex Corporation (the “Sponsors”).
(b)	Represents fees and expenses (recorded in Other income (expense), net) related to our initial public offering in March 2012.
(c)	Represents an impairment charge (recorded in Other income (expense), net) for investments in co-development agreements with various companies to expand our position in transmission technologies.
(d)	Represents a $0.5 million and $4.7 million loss (recorded in Other income (expense), net) realized on the redemptions and repayments of long-term debt for the three months ended December 31, 2012 and 2011, respectively. Represents a $22.1 million and $16.0 million loss (recorded in Other income (expense), net) realized on the redemptions and repayments of long-term debt for the years ended December 31, 2012 and 2011, respectively.
(e)	Represents a $9.4 million charge (recorded in Selling, general and administrative expenses) to increase the Company’s liability related to the dual power inverter module extended coverage program due to claims data and additional design issues identified during introduction of replacement units.
(f)	Represents an $8.8 million ($7.7 million recorded in Cost of sales, $1.0 million recorded in Selling, general and administrative expenses, and $0.1 million recorded in Engineering – research and development) bonus to eligible employees recorded in the fourth quarter of 2012 as a result of UAW Local 933 – represented employees ratifying a labor contract effective November 2012 through November 2017.
(g)	Represents a $2.3 million settlement charge (recorded in Other income (expense), net) related to the settlement of pension obligations for certain hourly employees from the Company’s hourly defined benefit pension plan to General Motors’ pension plan.
(h)	Represents $0.2 million and $1.7 million of unrealized losses (recorded in Other income (expense), net) on the mark-to-market of our foreign currency and commodities derivative contracts for the three months ended December 31, 2012 and 2011, respectively. Represents ($0.9) million and $6.8 million of unrealized (gains) losses (recorded in Other income (expense), net) on the mark-to-market of our foreign currency and commodities derivative contracts for years ended December 31, 2012 and 2011, respectively.
(i)	Represents $56.9 million (recorded in Other income (expense), net) of premiums and expenses related to the tender offer for 11.25% senior toggle notes due 2015.
(j)	Represents a ($0.5) million ($0.1 million recorded in Cost of sales, $0.2 million recorded in Selling, general and administrative expenses, and $0.2 million recorded in Engineering – research and development) and ($2.5) million ($0.8 million recorded in Cost of sales, $0.9 million recorded in Selling, general and administrative expenses, and $0.8 million recorded in Engineering – research and development) favorable adjustment related to certain differences between benefits promised under a benefit plan and the administration of the plan for the three months and year ended December 31, 2011, respectively.
(k)	Represents employee stock compensation expense and service fees (recorded in Selling, general and administrative expenses) paid to the Sponsors.
(l)	Represents $12.0 million (recorded in Engineering – research and development) of payments to various companies for licenses to expand our position in transmission technologies.